Exhibit 10.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of March 26, 2012 (the “Effective Date”), by and among PEPL HOLDINGS, LLC, a Delaware limited liability company (the “Support Provider”), ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (“ETP”), and CITRUS ETP FINANCE LLC, a Delaware limited liability company and wholly owned indirect subsidiary of ETP (“ETP Subsidiary Guarantor”). The Support Provider, ETP and ETP Subsidiary Guarantor may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

PRELIMINARY STATEMENTS:

A. Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Sigma Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of ETE (“Sigma Merger Sub”), and Southern Union Company, a Delaware corporation (“SUG”), have entered into that certain Agreement and Plan of Merger, dated as of June 15, 2011, as amended and restated as of July 4, 2011, and as further amended and restated as of July 19, 2011, and as amended by Amendment No. 1 thereto dated as of September 14, 2011, pursuant to which Sigma Merger Sub is to merge with and into SUG with SUG surviving the merger as an indirect, wholly-owned subsidiary of ETE (the “SUG Merger”).

B. In connection with the SUG Merger, ETP, ETP Subsidiary Guarantor, Citrus ETP Acquisition, L.L.C. (“ETP Merger Sub”), on the one hand, and ETE and, upon their joinder thereto, SUG, Support Provider and CrossCountry Energy, LLC (“CrossCountry”), on the other hand, have entered into that certain Agreement and Plan of Merger, dated as of July 4, 2011, as amended and restated as of July 19, 2011, and as amended by Amendment No. 1 thereto dated as of September 14, 2011, and Amendment No. 2 thereto dated as of March 23, 2012 (the “Citrus Merger Agreement”) pursuant to which ETP Merger Sub is to merge with and into CrossCountry, which indirectly owns 50% of the outstanding capital stock of Citrus Corp., with CrossCountry becoming a wholly owned subsidiary of ETP (the “Citrus Merger”).

C. In connection with and in order to facilitate the SUG Merger and the Citrus Merger, pursuant to the Indenture dated January 18, 2005, as supplemented by the Tenth Supplemental Indenture, dated as of January 17, 2012 (collectively, the “Senior Notes Indenture”), ETP issued $2,000,000,000 of senior notes comprised of 5.20% Senior Notes due 2022 and 6.50% Senior Notes due 2042 (collectively, the “Senior Notes”).

D. Pursuant to the guarantee dated as of even date herewith, ETP Subsidiary Guarantor entered into and provided for a guarantee of collection (but not of payment) for the principal amount due under the Senior Notes (the “ETP Subsidiary Guarantee”), a copy of which is attached hereto as Exhibit A.

E. Support Provider desires to enter into this Agreement to provide support to ETP Subsidiary Guarantor in furtherance of the ETP Subsidiary Guarantee in support of the Senior Notes, on the terms and subject to the conditions set forth herein.

F. ETP and ETP Subsidiary Guarantor desire to enter into this Agreement and be bound by the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Support. Subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 below, the Support Provider hereby provides support to ETP Subsidiary Guarantor and agrees to pay to ETP Subsidiary Guarantor such amounts as necessary to guarantee collection of the aggregate principal amount of each tranche of Senior Notes pursuant to the ETP Subsidiary Guarantee. Notwithstanding anything herein to the contrary, the obligations of the Parties under this Agreement are obligations solely of the Parties and do not constitute a debt or obligation of (and no recourse shall be made with respect to) SUG, any of its respective affiliates (other than the Parties hereto), or any shareholder, partner, member, officer, director or employee of SUG or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Agreement shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non-Recourse Party.

2. Support Payment Conditions. Notwithstanding any other term or condition of this Agreement to the contrary, the Support Provider shall not be obligated to make any payment pursuant to this Agreement unless and until ETP Subsidiary Guarantor shall have failed to make a payment in respect of the ETP Subsidiary Guarantee as such payment has become due and payable pursuant to the terms and conditions of the ETP Subsidiary Guarantee.

3. Cap. Notwithstanding any other term or condition of this Agreement to the contrary, it is agreed that the Support Provider’s maximum liability under this Agreement with respect to either tranche of Senior Notes shall not exceed the positive difference (if any) between (a) the principal amount of such tranche of Senior Notes, minus (b) the sum of (i) all payments of principal made by or on behalf of ETP in respect of such tranche of Senior Notes, plus (ii) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) from or for the account of ETP pursuant to, or in connection with, the principal amount of such tranche of Senior Notes, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that the holders of such tranche of Senior Notes may have against ETP or any collateral securing such Senior Notes, plus (iii) any principal amount of such tranche of Senior Notes which is forgiven or otherwise voluntarily compromised by the holders of such Senior Notes. The Support Provider shall have no obligation to make a payment hereunder with respect to any accrued and unpaid interest or any other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that may be owed by ETP Subsidiary Guarantor or ETP, whether on or related to the Senior Notes or otherwise.

4. Termination of Agreement. This Agreement shall remain in effect and will not terminate until the earlier to occur of (a) termination or expiration of the ETP Subsidiary Guarantee and (b) payment by the Support Provider of the maximum amount due by the Support Provider under Section 3 hereof, as such amount may be limited by Section 10 hereof.

5. Notices; Defenses; Etc. ETP and ETP Subsidiary Guarantor hereby agree to provide the Support Provider with notice promptly following any alleged default by ETP under the documents evidencing the Senior Notes or by ETP Subsidiary Guarantor under the documents evidencing the ETP Subsidiary Guarantee, and the Support Provider shall be entitled to receive information regarding, and make reasonable requests for information with respect to, the actions the holders of the Senior Notes have taken against ETP with respect to the Senior Notes or ETP Subsidiary Guarantor with respect to the ETP Subsidiary Guarantee. By entering into this Agreement, the Support Provider is not waiving any defense, set-off or counterclaim available to ETP Subsidiary Guarantor or ETP with respect to the Senior Notes nor is the Support Provider waiving its rights with respect to diligence, presentment, demand for performance, notice of protest, notice of dishonor, default or non-payment, or notice of acceptance of this Agreement.

6. Covenants of ETP and ETP Subsidiary Guarantor.

(a) Repayment or Refinancing of Senior Notes. Without the prior written consent of the Support Provider, ETP shall not be entitled to, prior to the applicable maturity date of such tranche of the Senior Notes (any such date, a “Maturity Date”) (i) repay any principal amount of a tranche of the Senior Notes or (ii) refinance through an exchange offer or otherwise all or any portion of the Senior Notes.

(b) Actions Upon Maturity Date. Upon the applicable Maturity Date for a tranche of the Senior Notes, and payment in full of the aggregate principal amount of such tranche of Senior Notes, no additional ETP Subsidiary Guarantee shall be permitted to be made by ETP Subsidiary Guarantor with respect to such tranche of the Senior Notes. Any tranche of the Senior Notes subject to the ETP Subsidiary Guarantee may be retired or refinanced with debt that is not subject to the ETP Subsidiary Guarantee commencing at any time on or after the scheduled Maturity Date for such tranche of the Senior Notes.

(c) Extinguishment of Senior Notes. ETP shall use commercially reasonable efforts to extinguish each applicable outstanding tranche of the Senior Notes on the Maturity Date. ETP Subsidiary Guarantor shall release the Support Provider from any liability or obligation under this Agreement related to each applicable tranche of the Senior Notes on the Maturity Date for such tranche and shall enter into and execute such documents and instruments as the Support Provider may reasonably request in order to evidence such release, and ETP shall cause ETP Subsidiary Guarantor to take such actions.

(d) ETP Subsidiary Guarantor Limited Activities. ETP Subsidiary Guarantor shall not (i) create, incur, assume or permit to exist any Indebtedness (as defined below) other than the ETP Subsidiary Guarantee or (ii) consummate any transactions other than the ETP Subsidiary Guarantee of the Senior Notes. As used in this Section 6(d), “Indebtedness” shall mean (A) all obligations for borrowed money, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements relating to property or assets, (D) all obligations issued or assumed as the deferred purchase price of property or services, (E) all guarantees of Indebtedness of others, (F) all capital lease obligations, (G) all obligations with respect to hedging and swap agreements, (H) the principal component of all obligations, contingent or otherwise, as an account party in respect of letters of credit and (I) the principal component of all obligations in respect of bankers’ acceptances.

7. Covenants of Support Provider.

(a) Net Worth. Support Provider hereby represents to ETP Subsidiary Guarantor and ETP that its existing net worth is equal to or greater than the aggregate principal amount of the Senior Notes and in the event Support Provider disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall promptly replace such assets with assets having a net fair market value (after taking into account any Indebtedness to be assumed by the Support Provider in connection with any such transaction) substantially equivalent to or greater than the net fair market value (after taking into account any Indebtedness to be assumed by the Support Provider in connection with any such transaction) of the disposed assets.

(b) Distributions. Support Provider shall be entitled to make distributions of available cash with respect to its equity interests provided Support Provider shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 10) in light of Support Provider’s obligations under this Agreement or otherwise impair Support Provider’s ability to satisfy its obligations under this Agreement.

8. Covenants of the Parties to Maintain Tax Treatment. For so long as any ETP Subsidiary Guarantee is outstanding, the Parties hereto hereby agree that:

(a) Until such time, if any, as a change in law is finally determined to require otherwise, each Party must report and treat SUG as the sole partner bearing the economic risk of loss with respect to the Senior Notes pursuant to Treasury Regulation § 1.752-2.

(b) The distribution to CCE Holdings, LLC by ETP of the Cash Consideration (as such term is defined in the Citrus Merger Agreement) shall be treated as a distribution under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), and neither ETP nor any partner of ETP shall take a position inconsistent with such treatment unless a change in law is finally determined to require otherwise.

(c) Neither ETP nor ETP Subsidiary Guarantor shall (i) modify the ETP Subsidiary Guarantee so as to eliminate or limit the ultimate recourse liability of the Support Provider with respect to the Senior Notes, (ii) merge or consolidate with, or take any action that would cause, ETP Subsidiary Guarantor to become a corporation for U.S. federal income tax purposes or (iii) except as required by the Senior Notes Indenture, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Senior Notes.

(d) In the event a subsidiary of ETP that is regarded as separate and apart from ETP for U.S. federal income tax purposes becomes a Subsidiary Guarantor (as such term is defined in the Senior Notes Indenture) of the Senior Notes or otherwise guarantees the Senior Notes, the Support Provider agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Senior Notes, on the same basis and subject to the same limits as with respect to the ETP Subsidiary Guarantee.

9. Subrogation. To the extent that the Support Provider shall have made any payments under this Agreement, the Support Provider shall be subrogated to, and shall acquire, all rights of ETP Subsidiary Guarantor against ETP with respect to such payments, including without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification, and (b) all rights to participate in any claim or remedy of ETP Subsidiary Guarantor or any trustee on behalf of ETP Subsidiary Guarantor against ETP, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from ETP, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

10. Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement not constitute a Fraudulent Conveyance (as defined below). Consequently, the Support Provider agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement shall be valid and enforceable only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 10, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

11. Cumulative Rights; No Waiver. Each and every right granted to Support Provider hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Agreement. No failure on the part of Support Provider to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Support Provider of any right preclude any other or future exercise thereof or the exercise of any other right.

12. Amendments; Waivers.

(a) Except as otherwise expressly set forth herein, this Agreement may not be modified, amended or waived except by an instrument or instruments in writing signed by each of the Parties hereto.

(b) The Parties hereby agree that no provision of Section 1 hereof may be modified, amended or waived without the prior written consent of a majority of the noteholders or lenders under the Senior Notes Indenture if such modification, amendment or waiver would materially and adversely reduce the benefits to such noteholders or lenders of the support contemplated by Section 1 hereof with respect to such Senior Notes.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement shall prevent the Support Provider from merging or consolidating with or into any other person so long as the surviving person agrees to be bound by the terms of this Agreement.

14. Third-Party Beneficiaries. This Agreement is for the benefit only of the Support Provider, ETP and ETP Subsidiary Guarantor, the trustee under the Indenture, and the subsidiaries of ETP described in Section 8(d) and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.

15. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, if to the Support Provider, at the following address or facsimile number for the Support Provider:

PEPL Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

if to ETP, at the following address or facsimile number for ETP:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

if to ETP Subsidiary Guarantor, at the following address or facsimile number for ETP Subsidiary Guarantor:

Citrus ETP Finance LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

or at such other address or number as shall be designated by the Support Provider, ETP or ETP Subsidiary Guarantor in a notice to the other Parties to this Agreement. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

16. Separability. Should any clause, sentence, paragraph, subsection or section of this Agreement be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

18. Section Headings. Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.

20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

21. Consent to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is duly executed and delivered by the authorized signatories set forth below, to be effective as of the Effective Date.

PEPL HOLDINGS, LLC

By:	/s/ Robert O. Bond
Name: Robert O. Bond
Title: President and Chief Operating Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners, GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general
partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

CITRUS ETP FINANCE LLC

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

Signature Page to Support Agreement